Exhibit 10.13

Director and Officer Indemnification Agreement

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of this 3rd day of April, 2017, between Xanadu Quantum Technologies Inc. (the “Corporation”), a corporation incorporated under the Canada Business Corporation Act and Christian Weedbrook (the “Indemnified Party”).

RECITALS:

A. The Board of Directors of the Corporation (the “Board”) has determined that the Corporation should act to assure the Indemnified Party of reasonable protection through indemnification against certain risks arising out of service to, and activities on behalf of, the Corporation to the extent permitted by law.

NOW THEREFORE the parties agree as follows:

1. Indemnification. The Corporation will, subject to Section 2, indemnify and save harmless the Indemnified Party and the heirs and legal representatives of the Indemnified Party to the fullest extent permitted by applicable law:

1.1 from and against all Expenses (as defined below) sustained or incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other Proceeding (as defined below) to which the Indemnified Party is involved in by reason of being or having been a director, officer or employee of the Corporation; and

1.2 from and against all Expenses sustained or incurred by the Indemnified Party as a result of serving as a director, officer or employee of the Corporation in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted, omitted or acquiesced in by the Indemnified Party as a director, officer or employee of the Corporation, whether before or after the effective date of this Agreement and whether or not related to a Proceeding.

“Expenses” means all costs, charges, damages, awards, settlements, liabilities, interest, judgments, fines, penalties, statutory obligations, professional fees and retainers and other expenses of whatever nature or kind, provided that any such costs, charges, professional fees and other expenses are reasonable.

“Final Judgment or Award” means a final judgment of an applicable court or final arbitration award of an applicable arbitration proceeding that has become non-appealable. For certainty, a final judgment of an applicable court or final arbitration award of an applicable arbitration proceeding becomes non-appealable for the purposes of this Agreement if it is not appealed by the parties to this Agreement within the prescribed time period for appeal.

“Proceeding” will include a claim, demand, suit, proceeding, inquiry, hearing, discovery or investigation, of whatever nature or kind, whether threatened, reasonably anticipated, pending, commenced, continuing or completed, and any appeal, and whether or not brought by the Corporation.

2. Entitlement to Indemnification

2.1 The rights provided to an Indemnified Party hereunder will, subject to applicable law, apply without reduction to an Indemnified Party provided that: (a) the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or other entity described in Section 2.3; (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that his conduct was lawful; and (c) in the case of claims by the Corporation for the forfeiture or recovery by the Corporation of bonuses or other compensation received by the Indemnified Party from the Corporation, (i) the Indemnified Party did not violate applicable laws related to the forfeiture and recovery by the Corporation of bonuses or other compensation (“Compensation Laws”) and (ii) there are no grounds upon which the Corporation is entitled, in accordance with any applicable employment and compensation policies, agreements and arrangements (“Compensation Arrangements”), to effect forfeiture or recovery of bonuses or other compensation received by the Indemnified Party from the Corporation.

2.2 Subject to Section 2.1, this indemnity will not apply to (a) claims initiated by the Indemnified Party against the Corporation or any subsidiary except for claims relating to the enforcement of this Agreement; and (b) claims initiated by the Indemnified Party against any other person or entity unless the Corporation or other entity described in Section 2.3 has joined with the Indemnified Party in or consented to the initiation of that Proceeding.

2.3 The indemnities in this Agreement also apply to the Indemnified Party in respect of his service at the Corporation’s request as (a) an officer, director or employee of another corporation or (b) a similar role with another entity, including a partnership, trust, joint venture or other unincorporated entity. For the avoidance of doubt, the indemnities in this Agreement also apply to an Indemnified Party in respect of his service at the Corporation’s request as an officer, director or employee of, or a similar role with, any subsidiary of the Corporation.

2.4 If prior court approval is required under applicable law in connection with any indemnification obligations of the Corporation under this Agreement, including but not limited to any claim for Expense Advances (as defined below), the Corporation will promptly seek at its sole expense and use all reasonable efforts to obtain that approval as soon as reasonably possible in the circumstances. The Corporation will also pay the expenses of the Indemnified Party, to the extent permitted by applicable law, in connection with any such approval process. The obligations of the Corporation under this Section 2.4 will apply, subject to applicable law, even if the position of the Corporation on the substantive right to indemnification is or may be that the Indemnified Party is not entitled to same.

2.5 If the Corporation proposes to deny all or part of any claim for indemnification hereunder, including but not limited to any claim for Expenses or Expense Advances, by the Indemnified Party on the basis that (a) the conditions of Section 2 (other than Section 2.2) are not met, or (b) the amount for which indemnification is being sought is not reasonable, and payment of such claim does not require prior court approval under applicable law, the Corporation will:

(i)	promptly pay the indemnified amount claimed or, if the dispute concerns the reasonableness of the claim, pay the amount the Corporation, acting reasonably, believes to be reasonable in the circumstances, as if the Indemnified Party is entitled to indemnification hereunder, and

(ii)	bring the matter before an arbitrator in accordance with Section 12 or, if required, a court of competent jurisdiction, at its own expense and use all reasonable efforts to obtain a Final Judgment or Award determining the question of entitlement to indemnification or the reasonableness of the claim, as the case may be, as soon as reasonably possible in the circumstances.

For certainty, the Corporation will continue to indemnify the Indemnified Party until a Final Judgment or Award on the Indemnified Party’s entitlement to be indemnified or the reasonableness of the claim has been obtained.

2.6 The Indemnified Party will repay any amount paid hereunder if it is determined in a Final Judgment or Award that the conditions of Section 2 are not met, or the amount for which indemnification is being sought is not reasonable, and the amount must be repaid. Any amount to be repaid in accordance with the foregoing will bear interest from the date of advancement by the Corporation at the prime rate prescribed from time to time by the Canadian Imperial Bank of Commerce.

3. Presumptions/Knowledge

3.1 For purposes of any determination hereunder the Indemnified Party will be deemed to have acted honestly, in good faith, in the best interests of the Corporation, with reasonable grounds for believing his conduct was lawful and in accordance with Compensation Laws and Compensation Arrangements unless and until a Final Judgment or Award has been rendered to the contrary. The Corporation will have the burden of establishing the absence of honesty, good faith, failure to act in its best interests, lack of reasonable grounds for lawful conduct belief, or violation of Compensation Laws or Compensation Arrangements.

3.2 The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or any other entity will not be imputed to the Indemnified Party for purposes of determining the right to indemnification under this Agreement.

3.3 The Corporation will have the burden of establishing that any Expense it wishes to challenge is not reasonable.

4. Notice by Indemnified Party. As soon as is practicable, upon the Indemnified Party becoming aware of any Proceeding which may give rise to indemnification under this Agreement other than a Proceeding commenced by the Corporation, the Indemnified Party will give written notice to the Corporation. Failure to give notice in a timely fashion will not disentitle the Indemnified Party to indemnification, except and only to the extent that the Corporation demonstrates that the failure results in the forfeiture by the Corporation of substantive rights or defences. Upon receipt of such notice, the Corporation will give prompt notice of the Proceeding to any applicable insurer from whom the Corporation has purchased insurance that may provide coverage to the Corporation or Indemnified Party in respect of the Proceeding.

5. Investigation by Corporation. The Corporation may conduct any investigation it considers appropriate of any Proceeding of which it receives notice under Section 4, and will pay all costs of that investigation. Upon receipt of reasonable notice from the Corporation, the Indemnified Party will, acting reasonably, cooperate fully with the investigation provided that the Indemnified Party will not be required to provide assistance that would prejudice: (a) his defence; (b) his ability to fulfill his business obligations; or (c) his business and/or personal affairs. The Indemnified Party will, for the period of time that he cooperates with the Corporation with respect to an investigation, be compensated by the Corporation in an amount per day (or partial day) equal to the daily average salary rate of the Indemnified Party as provided to the Corporation from time to time, plus out-of-pocket Expenses actually incurred by or on behalf of the Indemnified Party in connection therewith, provided that the Indemnified Party will not be entitled to the per diem if he is a full time employee of the Corporation on such day.

6. Payment for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is, by reason of the fact that the Indemnified Party is or was a director, officer or employee of the Corporation or another entity, or acting in a capacity similar to a director, officer or employee of another entity, at the Corporation’s request, a witness or participant other than as a named party in a Proceeding, the Corporation will pay to the Indemnified Party all out-of-pocket Expenses actually and reasonably incurred by or on behalf of the Indemnified Party in connection therewith. The Indemnified Party will also be compensated by the Corporation in an amount per day (or partial day) equal to the daily average salary rate of the Indemnified Party as provided to the Corporation from time to time, provided that the Indemnified Party will not be entitled to the per diem if he is a full-time employee of the Corporation on such day.

7. Expense Advances. Subject to Section 2, the Corporation will, upon request by the Indemnified Party, make advances (“Expense Advances”) to the Indemnified Party of all Expenses for which the Indemnified Party seeks indemnification under this Agreement before the final disposition of the relevant Proceeding. Expense Advances may include anticipated Expenses. In connection with such requests, the Indemnified Party will provide the Corporation with a written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party is legally entitled to indemnification in accordance with this Agreement, along with sufficient particulars of the Expenses to be covered by the proposed Expense Advance to enable the Corporation to make an assessment of its reasonableness. The Indemnified Party’s entitlement to such Expense Advance will include those Expenses incurred in connection with any Proceeding by the Indemnified Party against the Corporation seeking an adjudication or award pursuant to this Agreement. The Corporation will make payment to the Indemnified Party within 10 days after the Corporation has received the foregoing information from the Indemnified Party. All Expense Advances for which indemnification is sought must relate to Expenses anticipated within a reasonable time of the request.

The Indemnified Party will repay to the Corporation all Expense Advances not actually required and will repay all Expense Advances if it is determined by a court of competent jurisdiction in a final judgment which has become non-appealable that the conditions of Section 2 are not met. If requested by the Corporation, the Indemnified Party will provide a written undertaking to the Corporation confirming the Indemnified Party’s obligations under the preceding sentence as a condition to receiving an Expense Advance.

8. Indemnification Payments. Subject to Section 2 and with the exception of Expense Advances which are governed by Section 7, the Corporation will pay to the Indemnified Party any amounts to which the Indemnified Party is entitled hereunder promptly upon the Indemnified Party providing the Corporation with reasonable details of the claim.

9. Right to Independent Legal Counsel. If the Indemnified Party is named as a party or a witness to any Proceeding, or the Indemnified Party is questioned or any of his actions, omissions or activities are in any way investigated, reviewed or examined in connection with or in anticipation of any actual or potential Proceeding, the Indemnified Party will be entitled to retain independent legal counsel at the Corporation’s expense to act on the Indemnified Party’s behalf to provide an initial assessment to the Indemnified Party of the appropriate course of action for the Indemnified Party. The Indemnified Party will be entitled to continued representation by independent counsel at the Corporation’s expense beyond the initial assessment unless the parties agree that there is no conflict of interest between the Corporation and the Indemnified Party that necessitates independent representation.

10. Settlement. The parties will act reasonably in pursuing the settlement of any Proceeding. The Corporation may not negotiate or effect a settlement of claims against the Indemnified Party without the consent of the Indemnified Party, acting reasonably; provided that if the Indemnified Party does not consent to a settlement of claims against the Indemnified Part, the Corporation may nonetheless effect the settlement without the consent of the Indemnified Party, and on behalf of the Indemnified Party, if the settlement is expressly stated to impose no liability on the Indemnified Party and to be without any admission of liability or wrongdoing by the Indemnified Party. The Indemnified Party may negotiate a proposed settlement without the consent of the Corporation. The Corporation will consider in good faith in the best interests of the Corporation whether or not to consent to any such proposed settlement and will advise the Indemnified Party of its determination on a timely basis. If the Corporation advises the Indemnified Party that it does not consent to the settlement, provided the settlement is expressly stated to be made by the Indemnified Party on his own behalf without any admission of liability by the Indemnified Party and/or the Corporation, the Indemnified Party may nonetheless effect the settlement, but the Corporation will not be liable for indemnification under this Agreement with respect to any such settlement.

11. Directors’ & Officers’ Insurance. The Corporation will ensure that its liabilities under this Agreement, and the potential liabilities of the Indemnified Party that are subject to indemnification by the Corporation pursuant to this Agreement, are at all times supported by a directors’ and officers’ liability insurance policy (the “Policy”) that (a) has been approved by the Board, and (b) treats current and former directors equally and current and former officers equally. Without limiting the Corporation’s obligations to indemnify the Indemnified Party under this Agreement, the Indemnified Party acknowledges that the Policy may contain certain limits and exclusions that could result in the directors and officers covered by the Policy not having sufficient coverage. As may be required by the Policy, the Corporation will immediately notify the Policy’s insurers of any occurrences or situations that could potentially trigger a claim under the Policy and will promptly advise the Indemnified Party that the insurers have been notified of the potential claim. If the Corporation is sold or enters into any business combination or other transaction as a result of which the Policy is terminated and the Indemnified Party resigns or ceases to continue as an officer or director of the continuing entity, the Corporation will cause run off “tail” insurance to be purchased for the benefit of the Indemnified Party with substantially the same coverage for the balance of the 6-year term set out in Section 23 without any gap in coverage. The Corporation will provide to the Indemnified Party a copy of each policy of insurance providing the coverages contemplated by this Section promptly after coverage is obtained, and evidence of each annual renewal thereof, and will promptly notify the Indemnified Party if the insurer cancels, makes material changes to coverage or refuses to renew coverage (or any part of the coverage).

12. Arbitration. Except as otherwise required by applicable law, all disputes, disagreements, controversies or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement will be determined by arbitration before a single arbitrator under the Arbitration Act, 1991 (Ontario). The arbitrator will be selected by the Corporation having regard to the nature of the dispute (legal, financial or other). If the Corporation is unable or unwilling to determine the arbitrator, each of the Corporation and the Indemnified Party will propose one arbitrator, the two arbitrators will propose a third, and the arbitration will be conducted by the arbitrators so chosen. If the two arbitrators are unable to determine a third arbitrator, either party may apply to a court of competent jurisdiction for an order appointing a third arbitrator. The arbitrator will determine the rules for the arbitration, including, based on the outcome of the arbitration, the breakdown between the Corporation and the Indemnified Party of the costs for conducting the arbitration.

13. Tax Adjustment. Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation will pay any amount necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for tax, fully reimburses the Indemnified Party for the actual cost, expense or liability incurred by or on behalf of the Indemnified Party. However, the adjustment will not be made with respect to any compensation paid as a per diem to the Indemnified Party pursuant to Sections 5 or 6.

14. Cost of Living Adjustment. The per diem payable pursuant to Sections 6 and 7 will be adjusted to reflect changes from the date of this Agreement in the All-items Cost of Living Index for City of Toronto prepared by Statistics Canada or any successor index or government agency.

15. Governing Law. This Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

16. Priority and Term. This Agreement will supersede any previous agreement between the Corporation and the Indemnified Party dealing with this subject matter, and will be deemed to be effective as of the date that is the earlier of (a) the date on which the Indemnified Party first became a director, officer or employee of the Corporation; or (b) the date on which the Indemnified Party first served, at the Corporation’s request, as a director, officer or employee, or an individual acting in a capacity similar to a director, officer or employee, of another entity.

17. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to the Indemnified Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the provisions of this Agreement are fulfilled to the fullest extent possible.

18. Amendments. No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party hereto, is binding unless executed in writing by the party to be so bound. For greater certainty, the rights of the Indemnified Party under this Agreement will not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor’s proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

19. Binding Effect; Successors and Assigns. This Agreement will bind and enure to the benefit of the successors, heirs, executors, personal and legal representatives and permitted assigns of the parties hereto, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Corporation. The Corporation will require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement in form and substance reasonably satisfactory to the Indemnified Party, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Subject to the requirements of this Section 19, this Agreement may be assigned by the Corporation to any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation provided that no assignment will relieve the assignor of its obligations hereunder. This Agreement may not be assigned by the Indemnified Party.

20. Continuance. The Corporation will give to the Indemnified Party 20 days notice of any application by the Corporation for a certificate of continuance or the equivalent thereof in any jurisdiction, indicating the jurisdiction in which it is proposed that the Corporation will be continued and the proposed date of continuance. Upon receipt of such notice, the Indemnified Party may require the Corporation to agree to such amendments to this Agreement as the Indemnified Party, acting reasonably, considers necessary or desirable in order to provide the Indemnified Party with a comprehensive indemnity under the laws of the proposed jurisdiction of continuance.

21. Covenant. The Corporation hereby covenants and agrees that it will not take any action, including, without limitation, the enacting, amending or repealing of any by-law, which would in any manner adversely affect or prevent the Corporation’s ability to perform its obligations under this Agreement.

22. Parties to Provide Information and Cooperate. The Corporation and the Indemnified Party will from time to time provide such information and cooperate with the other as the other may reasonably request in respect of all matters under the Agreement.

23. Survival. The obligations of the Corporation under this Agreement, other than Section 11, will continue until the later of (a) the longest period contemplated by any applicable statute of limitations after the Indemnified Party ceases to be a director, officer or employee of the Corporation or any other entity in which he serves in a similar capacity at the request of the Corporation and (b) with respect to any Proceeding commenced prior to the expiration of the period referred to in subsection (a) with respect to which the Indemnified Party is entitled to claim indemnification hereunder, one year after the final termination of that Proceeding. The obligations of the Corporation under Section 11 of this Agreement will continue for 6 years after the Indemnified Party ceases to be a director, officer or employee of the Corporation or any other entity in which he serves in a similar capacity at the request of the Corporation.

24. Independent Legal Advice. The Indemnified Party acknowledges that the Indemnified Party has been advised to obtain independent legal advice with respect to entering into this Agreement that the Indemnified Party has had sufficient opportunity to obtain such independent legal advice, and that the Indemnified Party is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party’s own free will and with full capacity and authority to do so.

25. Execution and Delivery. This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile or other electronic communication and all such counterparts and facsimiles or other electronic documents together will constitute one and the same agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

XANADU QUANTUM TECHNOLOGIES INC.

by:	/s/ Christian Weedbrook
	Name:	Christian Weedbrook
	Title:	Chief Executive Officer
Authorized Signing Officer

/s/ Christian Weedbrook
Witness Signature	CHRISTIAN WEEDBROOK

Witness Name

Xanadu Quantum Technologies Inc. – Signature Page to Indemnification Agreement